EXHIBIT 99.1

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of $1.58 Per Diluted Common Share

Preliminary Financial Results and Business Update for the Quarter Ended March 31, 2026

SPRINGFIELD, Mo., April 15, 2026 (GLOBE NEWSWIRE) -- Great Southern Bancorp, Inc. (the “Company”) (NASDAQ:GSBC), the holding company for Great Southern Bank (the “Bank”), today reported that preliminary earnings for the three months ended March 31, 2026, were $1.58 per diluted common share ($17.5 million net income) compared to $1.47 per diluted common share ($17.2 million net income) for the three months ended March 31, 2025.

For the quarter ended March 31, 2026, annualized return on average common equity was 10.85%, annualized return on average assets was 1.24%, and annualized net interest margin was 3.71%, compared to 11.30%, 1.15% and 3.57%, respectively, for the quarter ended March 31, 2025.

Key Results:

  Net Interest Income: Net interest income for the first quarter of 2026 decreased $1.0 million (or approximately 2.0%) to $48.3 million compared to $49.3 million for the first quarter of 2025, largely driven by the completion of accounting recognition in October 2025 of interest income from a previously terminated interest rate swap. This was partially offset by lower interest expense on deposit accounts and other borrowings. Annualized net interest margin was 3.71% for the quarter ended March 31, 2026, compared to 3.57% for the quarter ended March 31, 2025, and 3.70% for the quarter ended December 31, 2025.
  Asset Quality: Non-performing assets and potential problem loans totaled $11.3 million at March 31, 2026, an increase of $1.8 million from $9.5 million at December 31, 2025. At March 31, 2026, non-performing assets were $10.1 million (0.18% of total assets), an increase of $2.0 million from $8.1 million (0.15% of total assets) at December 31, 2025. See “Asset Quality” below.
  Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $1.24 billion and $332.1 million, respectively, at March 31, 2026.
  Capital: The Company’s capital position remained strong as of March 31, 2026, significantly exceeding the “well-capitalized” thresholds established by regulatory agencies. See “Capital” below.
  Loans: Total net loans, excluding mortgage loans held for sale, increased $99.8 million, or 2.3%, from $4.36 billion at December 31, 2025 to $4.46 billion at March 31, 2026. This increase was primarily driven by increases in construction loans and commercial real estate loans, partially offset by decreases in other residential (multi-family) loans. The Bank experienced a decreased amount of loan payoffs in the 2026 first quarter compared to recent quarters.

Certain Income and Expense Items Impacting First Quarter 2026 Results: During the three months ended March 31, 2026, there were certain income and expense items that impacted the Company’s results of operations in a positive manner.

1

  Interest income on loans increased $483,000 due to collection of unbooked interest on three different relationships. Two of these relationships have recently provided interest payments generally semi-annually, but we do not have assurances of future payments or amounts if payments are made.
  Other non-interest income increased $421,000 due to fees received on the origination of a loan with an interest rate swap included in the transaction and an unrelated payment received upon the Company’s exit from a tax credit limited partnership. These types of fees and payments occur sporadically as part of our operations.
  Advertising expense decreased $453,000 due to an annual reimbursement of qualifying expenses related to our debit card program. This reimbursement generally occurs in the first quarter of each year and the amount varies based upon the level of qualifying expenses. For comparison, an annual reimbursement of $433,000 was received in the 2025 first quarter.
  Legal and professional fees decreased $261,000 due to an insurance reimbursement of legal fees that had been expensed in prior periods related to a loan foreclosure.

Selected Financial Data:

	Three Months Ended
	March 31,	March 31,	December 31,
	2026	2025	2025
	(Dollars in thousands, except per share data)

Net interest income	$48,328	$49,334	$49,163
Provision (credit) for credit losses on loans and unfunded commitments	(931)	(348)	882
Non-interest income	7,029	6,590	7,188
Non-interest expense	34,792	34,822	36,000
Provision for income taxes	4,020	4,290	3,194

Net income	$17,476	$17,160	$16,275

Earnings per diluted common share	$1.58	$1.47	$1.45

Joseph W. Turner, President and CEO of Great Southern, commented, “Our first-quarter 2026 results reflect a solid start to the year, driven by disciplined execution across the business. Throughout the quarter, we remained committed to the fundamentals that have supported our performance over time, including careful balance sheet management, sound credit and expense discipline, and thoughtful capital allocation. We reported net income of $17.5 million, or $1.58 per diluted common share, compared to $17.2 million, or $1.47 per diluted common share, in the first quarter of 2025.”

Turner noted, “Underlying performance remained strong in the quarter. We did have a few income and expense items, which we separately noted above, that impacted the Company’s results in a positive manner. Net interest income was $48.3 million, reflecting a continued focus on both asset pricing and funding costs, alongside the successful management of our earning asset base. This diligence partially mitigated the absence of income from a previously terminated interest rate swap, which contributed $2.0 million of net interest income in the first quarter of 2025. Though we continue to focus on net interest income growth, credit and pricing discipline may serve as governors given our prioritization of long-term stockholder returns over near-term earnings.”

Turner added, “Loan balances increased during the quarter, supported primarily by growth in construction and commercial real estate lending, as payoff activity moderated from higher levels in recent quarters. While this balance sheet growth supported earnings in the quarter, period-to-period loan trends are influenced significantly by loan repayments from our borrowers. As such, we remain committed to measured loan origination with disciplined underwriting throughout the quarter. On the funding side, deposit balances remained stable in the first quarter of 2026, particularly within our non-maturity deposit products. Reflecting loan growth and the maturity of certain retail time deposits, wholesale funding increased as part of our broader liquidity management strategy.

2

Turner stated, “From a credit standpoint, we remain mindful of the volatility and macroeconomic challenges affecting our borrowers. We have seen isolated examples of multi-family projects where actual lease-up activities have been slower than initial projections, and we monitor these projects closely. While asset quality metrics in the first quarter of 2026 remained very strong, with low levels of delinquencies, few non-performing assets and virtually no net charge-offs, we continue to review both anecdotal and empirical information underscoring the importance of ongoing credit monitoring and oversight.”

Turner further commented, “Operating discipline also remained an important contributor to quarterly performance. Non-interest expense totaled $34.8 million, as we continued to manage costs carefully while also investing in technology, infrastructure, and personnel to support the long-term capabilities of the franchise. Our overall expense levels in the first quarter of 2026 also benefited from certain reimbursements, which we noted. We expect that non-interest expense will increase a bit in the remainder of 2026 as we implement various technology initiatives and advancements. Non-interest income was $7.0 million, supported by recurring fee-based revenue streams and customer activity across the Bank.”

Turner continued, “Our capital and liquidity positions remained strong at quarter-end. Tangible common equity was 10.99% of tangible assets, and book value per common share increased to $58.27. Regulatory capital levels significantly exceed “well-capitalized” thresholds. We continued to return capital through the repurchase of approximately 269,000 shares of common stock during the first quarter.”

“We believe Great Southern entered 2026 in a position of strength, and our priorities remain consistent: maintain strong credit quality, manage funding and expenses carefully, and continue building long-term value for our stockholders through disciplined execution and sound risk management,” Turner concluded.

NET INTEREST INCOME

	Three Months Ended
	March 31,	March 31,	December 31,
	2026	2025	2025
	(Dollars in thousands)
Interest Income	$71,165	$80,243	$73,435
Interest Expense	22,837	30,909	24,272
Net Interest Income	$48,328	$49,334	$49,163

Net interest margin	3.71%	3.57%	3.70%
Average interest-earning assets to average interest-bearing liabilities	128.8%	125.5%	129.5%

Net interest income for the first quarter of 2026 decreased $1.0 million (2.0%) to $48.3 million, compared to $49.3 million for the first quarter of 2025. This decrease was driven primarily by the $2.0 million net reduction in quarterly interest income associated with a previously terminated interest rate swap (income ended on October 6, 2025). Additionally, compared to the year-ago quarter, interest income declined due to lower loan balances and lower market rates, which primarily impacted the interest rates on variable-rate loans and new originations of fixed-rate loans. Mostly offsetting the decrease in interest income was reduced interest expense, due to the strategic management of maturing/repricing brokered deposits and interest-bearing demand deposits. Also, there was no interest expense on subordinated notes in the quarter ended March 31, 2026, as those notes were redeemed in June 2025. Correspondingly, annualized net interest margin was 3.71% in the first quarter of 2026, compared to 3.57% in the same period of 2025 and 3.70% in the fourth quarter of 2025. The average interest rate spread was 3.20% for the three months ended March 31, 2026, compared to 3.00% for the three months ended March 31, 2025 and 3.16% for the three months ended December 31, 2025.

The average yield on total interest-earning assets decreased from 5.81% in the 2025 first quarter to 5.46% in the 2026 first quarter, with the average yield on loans decreasing 37 basis points, the average yield on investment securities decreasing 12 basis points and the average yield on other interest earning assets (primarily funds held at the Federal Reserve Bank) decreasing 73 basis points. The average rate paid on total interest-bearing liabilities decreased from 2.81% in the 2025 first quarter to 2.26% in the 2026 first quarter, with the average rate paid on interest-bearing demand and savings deposits, time deposits and brokered deposits decreasing 21 basis points, 52 basis points and 70 basis points, respectively. The average rate paid on short-term borrowings decreased 67 basis points.

3

Market interest rates, primarily the federal funds rate and SOFR rates, declined in the fourth quarter of 2025, and remained lower through the first quarter of 2026. There were no federal funds rate cuts in the first quarter of 2026, but there were federal funds rate cuts in September, October, and December of 2025, totaling 75 basis points. This market rate decline reduced the average yield on loans, though the impact was tempered as cash flows from lower-rate fixed rate loans originated a few years ago were deployed into residential and commercial real estate loans with comparably higher rates of interest. The decline in market interest rates also resulted in lower average rates paid on deposits and borrowings, compared to the prior-year first quarter and the fourth quarter of 2025.

To mitigate exposure to the risk of fluctuations in future cash flows resulting from changes in interest rates (primarily related to falling interest rates), the Company has strategically utilized derivative financial instruments - primarily interest rate swaps - as part of its interest rate risk management strategy.

The following table presents, for the periods indicated, the effect of cash flow hedge accounting included in interest income in the consolidated statements of income:

	Three Months Ended
	March 31,	March 31,	December 31,
	2026	2025	2025
	(In thousands)
Terminated interest rate swaps	$—	$2,003	$134
Active interest rate swaps	(1,031)	(1,742)	(1,364)
Increase (decrease) to interest income	$(1,031)	$261	$(1,230)

The Company entered into an interest rate swap in October 2018, which was terminated in March 2020. Upon termination, the Company received $45.9 million, inclusive of accrued but unpaid interest, from its swap counterparty. The net amount, after deducting accrued interest and deferred income taxes, was accreted to interest income on loans monthly until the originally scheduled termination date of October 6, 2025. With this date having passed, the Company no longer has the benefit of that income from the terminated swap. At March 31, 2026, the Company had two active interest rate swaps with a combined notional amount of $400 million. These swaps resulted in a reduction of interest income of $1.0 million and $1.7 million in the three months ended March 31, 2026 and 2025, respectively.

Market rates for time deposits for much of 2024 were elevated but have declined as the FOMC cut the federal funds rate by 100 basis points in late 2024, 25 basis points in the third quarter of 2025 and 50 basis points in the fourth quarter of 2025. As of March 31, 2026, time deposit maturities (including brokered time deposits) over the next 12 months were as follows: within three months — $647.0 million, with a weighted-average rate of 3.48%; within three to six months — $338.5 million, with a weighted-average rate of 3.04%; and within six to twelve months — $29.2 million, with a weighted-average rate of 1.41%. Based on time deposit market rates in March 2026, replacement rates for maturing time deposits originated through our retail branch system are likely to be approximately 2.70-3.10%, depending on term. Brokered time deposit rates were generally at or above 3.75% in March 2026.

NON-INTEREST INCOME

For the quarter ended March 31, 2026, non-interest income increased $439,000, to $7.0 million, when compared to the quarter ended March 31, 2025, primarily as a result of the following item:

  Commissions: Commissions income increased $353,000, or 134.7%, from the prior-year quarter. The increase was due to annuity sales that were approximately 160% higher in the 2026 period compared to the 2025 period.

4

NON-INTEREST EXPENSE

For the quarter ended March 31, 2026, non-interest expense decreased $30,000, to $34.8 million, when compared to the quarter ended March 31, 2025, primarily as a result of the following items:

  Legal, audit and other professional fees: Legal, audit and other professional fees decreased $348,000 from the prior-year quarter, to $690,000. In the quarter ended March 31, 2026, the Company recovered a total of $261,000 in legal fees, pursuant to an insurance reimbursement, related to a multi-family residential loan that had previously been expensed with no such expense recoveries in the quarter ended March 31, 2025.
  Net occupancy and equipment expenses: Net occupancy and equipment expenses increased $331,000, or 3.9%, from the prior-year quarter. Various components of computer license and support expenses, related to upgrades of core systems capabilities and disaster recovery site, collectively increased by $339,000 in the first quarter of 2026 compared to the first quarter of 2025.

The Company’s efficiency ratio for the quarter ended March 31, 2026, was 62.85% compared to 62.27% for the same quarter in 2025. The Company’s ratio of non-interest expense to average assets was 2.47% for the three months ended March 31, 2026, compared to 2.34% for the three months ended March 31, 2025. Average assets for the three months ended March 31, 2026, decreased $332.9 million, or 5.6%, compared to the three months ended March 31, 2025, primarily due to the decline in the average balance of net loans.

INCOME TAXES

For the three months ended March 31, 2026 and 2025, the Company's effective tax rate was 18.7% and 20.0%, respectively. These effective rates were below the statutory federal tax rate of 21.0%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states are analyzed. The Company currently expects its effective tax rate (combined federal and state) will be approximately 18.5% to 19.5% in future periods.

CAPITAL

	March 31,	December 31,
	2026	2025
Consolidated Regulatory Capital Ratios	(Preliminary)
Tier 1 Leverage Ratio	12.2%	12.2%
Common Equity Tier 1 Capital Ratio	13.5%	13.6%
Tier 1 Capital Ratio	14.0%	14.1%
Total Capital Ratio	15.2%	15.3%
Tangible Common Equity Ratio	11.0%	11.2%

As of March 31, 2026, total stockholders’ equity was $633.6 million, representing 11.1% of total assets and a book value of $58.27 per common share. This compares to total stockholders’ equity of $636.1 million, or 11.4% of total assets, and a book value of $57.50 per common share at December 31, 2025. The $2.5 million decrease in stockholders’ equity from December 31, 2025, was primarily driven by $4.7 million in cash dividends declared on the Company’s common stock, $16.9 million in common stock repurchases, and an increase in unrealized losses on investments and interest rate swaps, partially offset by $17.5 million in net income and a $4.6 million increase from stock option exercises. The increased unrealized losses on the Company’s available-for-sale investment securities and interest rate swaps, which totaled $35.1 million and $32.2 million (net of taxes) at March 31, 2026 and December 31, 2025, respectively, decreased stockholders’ equity by $2.9 million during the first quarter of 2026. These net unrealized losses primarily resulted from increased intermediate-term market interest rates in prior periods, which generally decreased the fair value of the investment securities and interest rate swaps. In 2026, these market interest rates and interest rate expectations for future periods decreased early in the first quarter before increasing significantly in March to levels higher than those at December 31, 2025, ultimately resulting in decreases in the fair value of the Company’s investment securities and interest rate swaps.

5

The Company had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $17.1 million and $16.6 million at March 31, 2026 and December 31, 2025, respectively, that were not included in its total capital balance. If held-to-maturity unrealized losses were included in capital (net of taxes) at March 31, 2026 and December 31, 2025, they would have decreased total stockholder’s equity at those dates by $12.9 million and $12.5 million, respectively. These amounts were equal to 2.0% of total stockholders’ equity of $633.6 million at March 31, 2026 and $636.1 million at December 31, 2025.

In April 2025, the Company’s Board of Directors authorized the purchase, from time to time, of up to one million additional shares of the Company’s common stock. As of March 31, 2026, approximately 419,000 shares remained available under this stock repurchase authorization.

During the three months ended March 31, 2026, the Company repurchased 268,664 shares of its common stock at an average price of $62.55, and the Company’s Board of Directors declared a regular quarterly cash dividend of $0.43 per common share, which, combined, reduced stockholders’ equity by $21.6 million. During the three months ended March 31, 2026, the Company experienced stock option exercises of 80,259 shares of its common stock at an average price of $50.90, which increased stockholders’ equity by $4.1 million.

LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes some or all of these sources of funds depending on the comparative costs and availability at the time. The Company has from time to time chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, at management’s discretion, supplements deposits with alternative sources of funds. Management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

At March 31, 2026, the Company had the following available secured lines and on-balance sheet liquidity:

March 31, 2026
Federal Home Loan Bank line	$1,238.0 million
Federal Reserve Bank line	332.1 million
Cash and cash equivalents	187.4 million
Unpledged securities – Available-for-sale	347.1 million
Unpledged securities – Held-to-maturity	23.9 million

During the three months ended March 31, 2026, the Company’s total deposits decreased $37.6 million. Interest-bearing checking balances decreased $25.0 million (1.1%), primarily in certain money market accounts, and non-interest-bearing checking balances increased $15.8 million (1.9%). Time deposits generated through the Company’s banking center and corporate services networks decreased $17.0 million (2.5%). Brokered deposits, obtained through a variety of sources, decreased $11.5 million (1.7%). As total assets (primarily loans receivable) increased, the Company elected to utilize FHLBank borrowings to replace some of its maturing time and brokered deposits.

At March 31, 2026, the Company had the following deposit balances:

March 31, 2026
Interest-bearing checking	$2,264.4 million
Non-interest-bearing checking	857.4 million
Time deposits	671.4 million
Brokered deposits	652.0 million

At March 31, 2026, the Company estimated that its uninsured deposits, excluding deposit accounts of the Company’s consolidated subsidiaries, were approximately $740.1 million (16.7% of total deposits).

6

LOANS

Total net loans, excluding mortgage loans held for sale, increased $99.8 million, or 2.3%, from $4.36 billion at December 31, 2025 to $4.46 billion at March 31, 2026. This increase was primarily driven by increases in construction loans of $83.0 million and commercial real estate loans of $27.0 million, partially offset by a decrease in other residential (multi-family) loans of $18.1 million. Commercial construction loans, including multi-family construction loans, increased primarily due to draws on loans previously closed. Loan repayments in the first quarter of 2026 also decreased approximately $125 million compared to the quarterly average of repayments in 2025.

The pipeline of the unfunded portion of loans and formal loan commitments remained strong, with the largest portion of these unfunded balances represented by the unfunded portion of outstanding construction loans ($529.2 million at March 31, 2026). See the table below.

For additional details about the Company’s loan portfolio, please refer to the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	March 31, 2026	December 31, 2025	December 31, 2024	December 31, 2023
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$214,107	$208,229	$205,599	$203,964
Secured by real estate (not one- to four-family)	—	—	—	—
Not secured by real estate – commercial business	106,024	114,568	106,621	82,435

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	119,231	112,684	94,501	101,545
Secured by real estate (not one-to four-family)	530,756	624,025	703,947	719,039

Loan commitments not closed
Secured by real estate (one-to four-family)	19,194	14,113	14,373	12,347
Secured by real estate (not one-to four-family)	24,053	19,412	53,660	48,153
Not secured by real estate – commercial business	35,762	38,262	22,884	11,763

	$1,049,127	$1,131,293	$1,201,585	$1,179,246

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

During the three months ended March 31, 2026 and 2025, the Company did not record a provision expense on its portfolio of outstanding loans. Total net recoveries were $13,000 for the three months ended March 31, 2026, compared to total net charge-offs of $56,000 during the same period in the prior year. Additionally, for the quarter ended March 31, 2026, the Company recorded a negative provision for losses on unfunded commitments of $931,000, compared to a negative provision for losses on unfunded commitments of $348,000 for the same period in 2025.

The Bank’s allowance for credit losses as a percentage of total loans was 1.43% and 1.46% at March 31, 2026 and December 31, 2025, respectively. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at March 31, 2026, based on recent reviews of the portfolio and current economic conditions. However, if challenging economic conditions persist or worsen, or if management’s assessment of the loan portfolio changes, additional provisions for credit losses may be required, which could adversely impact the Company’s future financial performance.

7

ASSET QUALITY

At March 31, 2026, non-performing assets were $10.1 million, an increase of $2.0 million from $8.1 million at December 31, 2025. Non-performing assets as a percentage of total assets were 0.18% at March 31, 2026, compared to 0.15% at December 31, 2025.

Activity in the non-performing loan categories during the quarter ended March 31, 2026, was as follows:

	Beginning Balance, January 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,066	109	—	—	(643)	—	(829)	703
Other residential (multi-family)	—	2,725	—	—	—	—	—	2,725
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—	—
Consumer	28	—	—	—	—	—	(2)	26
Total non-performing loans	$2,094	$2,834	$—	$—	$(643)	$—	$(831)	$3,454

  Compared to December 31, 2025, non-performing loans increased $1.4 million.
  The non-performing one- to four-family residential category consisted of five loans at March 31, 2026, one of which was added during the current quarter.
  The largest relationship in the one- to four-family residential category totaled $386,000 at March 31, 2026. This relationship was added to non-performing loans in 2024 and is collateralized by a single-family residential property in southern Iowa.
  The non-performing other residential (multi-family) category consisted of one loan at March 31, 2026, which was added during the current quarter and is collateralized by an apartment in eastern Iowa. Recent scheduled monthly payments have not been made, causing the loan to become delinquent. The guarantor is involved in legal issues, not related to the subject property, that are causing stress on the financial condition of the guarantor. The Company expects that an updated valuation of the asset will be completed soon.

Activity in the potential problem loans categories during the quarter ended March 31, 2026, was as follows:

	Beginning Balance, January 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,179	39	(177)	(79)	—	—	(19)	943
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	—	14	—	—	—	—	—	14
Consumer	211	140	—	—	—	—	(70)	281
Total potential problem loans	$1,390	$193	$(177)	$(79)	$—	$—	$(89)	$1,238

  Compared to December 31, 2025, potential problem loans decreased $152,000.
  At March 31, 2026, the one- to four-family residential category consisted of 12 loans, two of which were added to potential problem loans during the current quarter.
  The largest relationship in the one- to four-family category totaled $259,000 and was added in the third quarter of 2025. This relationship is collateralized by a single-family residential property in the St. Louis area.
  At March 31, 2026, the consumer category of potential problem loans consisted of 16 loans, four of which were added during the current quarter.

8

Activity in the foreclosed assets and repossessions categories during the quarter ended March 31, 2026 was as follows:

	Beginning Balance, January 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, March 31
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	643	—	—	—	643
Other residential (multi-family)	—	—	—	—	—	—
Commercial real estate	6,025	—	(61)	—	(4)	5,960
Commercial business	—	—	—	—	—	—
Consumer	11	10	(9)	—	—	12
Total foreclosed assets and repossessions	$6,036	$653	$(70)	$—	$(4)	$6,615

  Compared to December 31, 2025, foreclosed assets increased $579,000.
  The largest asset in the commercial real estate category, totaling $6.0 million, consisted of an office building located in Clayton, Mo. This asset was foreclosed upon in the fourth quarter of 2024.
  At December 31, 2025, the one- to four-family residential category, totaling $643,000, consisted of one relationship that was transferred from non-performing loans in the current quarter. This asset consisted of a condominium in the Sarasota, Fla. area. The borrower was no longer in compliance with their loan agreement and, ultimately, the property was placed into foreclosure.

BUSINESS INITIATIVES

The Company maintains its focus on technology initiatives and advancements with its current core provider. These investments in both foundational projects and a heightened customer experience continue to foster an organizational emphasis on innovation and forward progress.

The Company transitioned its banking center located at 4700 Mid Rivers Mall Dr. in Cottleville, Mo., to its second drive-thru Express Center location in the spring of 2026. This is the Company's first Express Center in the St. Louis, Mo., area. In addition to the Cottleville location, the Company operates 17 other locations in the St. Louis metro region.

2026 Annual Meeting of Stockholders

The Company announced that its 2026 Annual Meeting of Stockholders will be held at 10 a.m. Central Time on May 13, 2026, and will be held in a virtual format. Stockholders will be able to attend the Annual Meeting via a live webcast. Holders of record of Great Southern Bancorp, Inc. common stock at the close of business on the record date, March 3, 2026, may vote during the live webcast of the Annual Meeting or by proxy. Please see the Company’s Notice of Annual Meeting and Proxy Statement available on the Company’s website, www.GreatSouthernBank.com (click “About” then “Investor Relations”) for additional information about the virtual meeting.

Earnings Conference Call

The Company will host a conference call on Thursday, April 16, 2026, at 2:00 p.m. Central Time to discuss first quarter 2026 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call at https://register-conf.media-server.com/register/BIc5cb39e8aed7434a9500e6b80e150ad9.

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About Great Southern Bancorp, Inc.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 87 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Charlotte, Chicago, Dallas, Denver, Omaha, and Phoenix. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol “GSBC.”

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by the Company with or to the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) the effects of any new or continuing public health issues on general economic and financial market conditions; (iv) fluctuations in interest rates, the effects of inflation or a potential recession, whether caused by Federal Reserve actions or otherwise; (v) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (vi) slower or negative economic growth caused by tariffs, changes in energy prices, supply chain disruptions or other factors; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (viii) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (ix) the Company's ability to access cost-effective funding and maintain sufficient liquidity; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business; (xiv) changes in accounting policies and practices or accounting standards; (xv) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; (xvii) competition; and (xviii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” subsequent Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (which are available on our website at www.greatsouthernbank.com and the SEC’s website at www.sec.gov), could affect the Company's financial performance and cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates other than December 31, 2025, and for all periods other than the year ended December 31, 2025, is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three months ended March 31, 2026 and 2025, and the three months ended December 31, 2025, are not necessarily indicative of the results of operations which may be expected for any future period.

	March 31,	December 31,
	2026	2025
	(In thousands)
Selected Financial Condition Data:
Total assets	$5,687,322	$5,598,606
Loans receivable, gross	4,526,999	4,427,678
Allowance for credit losses	64,784	64,771
Other real estate owned, net	6,615	6,036
Available-for-sale securities, at fair value	513,846	523,831
Held-to-maturity securities, at amortized cost	177,594	179,200
Deposits	4,445,161	4,482,774
Total borrowings	533,632	405,169
Total stockholders’ equity	633,630	636,126
Non-performing assets	10,069	8,130

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2026	2025	2025
	(In thousands)
Selected Operating Data:
Interest income	$71,165	$80,243	$73,435
Interest expense	22,837	30,909	24,272
Net interest income	48,328	49,334	49,163
Provision (credit) for credit losses on loans and unfunded commitments	(931)	(348)	882
Non-interest income	7,029	6,590	7,188
Non-interest expense	34,792	34,822	36,000
Provision for income taxes	4,020	4,290	3,194
Net income	$17,476	$17,160	$16,275

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2026	2025	2025
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.58	$1.47	$1.45
Book value	$58.27	$53.03	$57.50

Earnings Performance Ratios:
Annualized return on average assets	1.24%	1.15%	1.16%
Annualized return on average common stockholders’ equity	10.85%	11.30%	10.16%
Net interest margin	3.71%	3.57%	3.70%
Average interest rate spread	3.20%	3.00%	3.16%
Efficiency ratio	62.85%	62.27%	63.89%
Non-interest expense to average total assets	2.47%	2.34%	2.56%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.43%	1.36%	1.46%
Non-performing assets to period-end assets	0.18%	0.16%	0.15%
Non-performing loans to period-end loans	0.08%	0.07%	0.05%
Annualized net charge-offs to average loans	0.00%	0.00%	0.00%

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Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Financial Condition (In thousands, except number of shares)
	March 31, 2026	December 31, 2025

Assets
Cash	$101,405	$109,833
Interest-bearing deposits in other financial institutions	85,999	79,721
Cash and cash equivalents	187,404	189,554

Available-for-sale securities	513,846	523,831
Held-to-maturity securities	177,594	179,200
Mortgage loans held for sale	6,823	6,838
Loans receivable, net of allowance for credit losses of $64,784 – March 2026; $64,771 – December 2025	4,456,639	4,356,853
Interest receivable	19,716	18,068
Prepaid expenses and other assets	124,023	128,615
Other real estate owned and repossessions, net	6,615	6,036
Premises and equipment, net	132,113	133,257
Goodwill and other intangible assets	9,552	9,660
Federal Home Loan Bank stock and other interest-earning assets	27,720	20,079
Current and deferred income taxes	25,277	26,615

Total Assets	$5,687,322	$5,598,606

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,445,161	$4,482,774
Securities sold under reverse repurchase agreements with customers	37,198	48,467
Short-term borrowings	470,660	330,928
Subordinated debentures issued to capital trust	25,774	25,774
Accrued interest payable	3,250	3,612
Advances from borrowers for taxes and insurance	9,021	5,781
Accounts payable and accrued expenses	55,011	56,596
Liability for unfunded commitments	7,617	8,548
Total Liabilities	5,053,692	4,962,480

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding March 2026 and December 2025 -0- shares	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2026 – 10,873,847 shares; December 2025 – 11,062,252 shares	83	111
Additional paid-in capital	56,126	54,120
Retained earnings	612,570	614,095
Accumulated other comprehensive loss	(35,149)	(32,200)
Total Stockholders’ Equity	633,630	636,126

Total Liabilities and Stockholders’ Equity	$5,687,322	$5,598,606

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Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Income (In thousands, except per share data)
	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2026	2025	2025
Interest Income
Loans	$64,660	$73,071	$66,531
Investment securities and other	6,505	7,172	6,904
	71,165	80,243	73,435
Interest Expense
Deposits	18,337	24,600	21,185
Securities sold under reverse repurchase agreements	96	371	120
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4,062	4,450	2,598
Subordinated debentures issued to capital trust	342	382	369
Subordinated notes	—	1,106	—
	22,837	30,909	24,272

Net Interest Income	48,328	49,334	49,163
Provision for Credit Losses on Loans	—	—	—
Provision (Credit) for Unfunded Commitments	(931)	(348)	882
Net Interest Income After Provision for Credit Losses and Provision (Credit) for Unfunded Commitments	49,259	49,682	48,281

Non-interest Income
Commissions	615	262	387
Overdraft and Insufficient funds fees	1,231	1,215	1,334
POS and ATM fee income and service charges	3,101	3,234	3,234
Net gains on loan sales	719	601	862
Late charges and fees on loans	136	243	421
Loss on derivative interest rate products	(2)	(24)	(8)
Other income	1,229	1,059	958
	7,029	6,590	7,188

Non-interest Expense
Salaries and employee benefits	20,071	20,129	19,645
Net occupancy and equipment expense	8,864	8,533	9,456
Postage	925	931	916
Insurance	1,072	1,165	1,078
Advertising	372	290	949
Office supplies and printing	222	266	211
Telephone	685	706	696
Legal, audit and other professional fees	690	1,038	951
Expense (income) on other real estate and repossessions	54	(70)	(138)
Acquired intangible asset amortization	108	108	109
Other operating expenses	1,729	1,726	2,127
	34,792	34,822	36,000

Income Before Income Taxes	21,496	21,450	19,469
Provision for Income Taxes	4,020	4,290	3,194

Net Income	$17,476	$17,160	$16,275

Earnings Per Common Share
Basic	$1.59	$1.47	$1.46
Diluted	$1.58	$1.47	$1.45

Dividends Declared Per Common Share	$0.43	$0.40	$0.43

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Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of nonaccrual loans for each period. Interest income on loans includes interest received on nonaccrual loans on a cash basis. Interest income on loans also includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $879,000 and $970,000 for the three months ended March 31, 2026 and 2025, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2026	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.26%	$782,410	$8,385	4.35%	$830,615	$8,568	4.18%
Other residential	6.23	1,382,505	21,532	6.32	1,546,209	26,450	6.94
Commercial real estate	5.96	1,550,121	22,788	5.96	1,510,432	23,015	6.18
Construction	6.25	404,439	6,367	6.38	490,586	8,652	7.15
Commercial business	5.81	177,823	2,964	6.76	211,791	3,822	7.32
Other loans	6.24	175,801	2,624	6.05	166,424	2,564	6.25

Total loans receivable	5.78	4,473,099	64,660	5.86	4,756,057	73,071	6.23

Investment securities	3.20	722,850	5,732	3.22	738,122	6,074	3.34
Other interest-earning assets	3.64	89,479	773	3.50	105,286	1,098	4.23

Total interest-earning assets	5.41	5,285,428	71,165	5.46	5,599,465	80,243	5.81
Non-interest-earning assets:
Cash and cash equivalents		97,691			100,558
Other non-earning assets		246,474			262,490
Total assets		$5,629,593			$5,962,513

Interest-bearing liabilities:
Interest-bearing demand and savings	1.20	$2,250,959	6,731	1.21	$2,221,475	7,797	1.42
Time deposits	2.97	687,208	5,094	3.01	772,054	6,714	3.53
Brokered deposits	3.80	681,017	6,512	3.88	892,611	10,089	4.58
Total deposits	2.00	3,619,184	18,337	2.05	3,886,140	24,600	2.57
Securities sold under reverse repurchase agreements	1.31	38,162	96	1.02	82,400	371	1.83
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	3.91	419,154	4,062	3.93	392,646	4,450	4.60
Subordinated debentures issued to capital trust	5.53	25,774	342	5.38	25,774	382	6.01
Subordinated notes	—	—	—	—	74,919	1,106	5.99

Total interest-bearing liabilities	2.23	4,102,274	22,837	2.26	4,461,879	30,909	2.81
Non-interest-bearing liabilities:
Demand deposits		835,093			821,759
Other liabilities		48,072			71,360
Total liabilities		4,985,439			5,354,998
Stockholders’ equity		644,154			607,515
Total liabilities and stockholders’ equity		$5,629,593			$5,962,513

Net interest income:			$48,328			$49,334
Interest rate spread	3.18%			3.20%			3.00%
Net interest margin*				3.71%			3.57%
Average interest-earning assets to average interest-bearing liabilities		128.8%			125.5%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

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NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically, the ratio of tangible common equity to tangible assets.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	March 31,	December 31,
	2026	2025
	(Dollars in thousands)

Common equity at period end	$633,630	$636,126
Less: Intangible assets at period end	9,552	9,660
Tangible common equity at period end (a)	$624,078	$626,466

Total assets at period end	$5,687,322	$5,598,606
Less: Intangible assets at period end	9,552	9,660
Tangible assets at period end (b)	$5,677,770	$5,588,946

Tangible common equity to tangible assets (a) / (b)	10.99%	11.21%

CONTACT:

Kincade Ayers
Investor Relations,
(616) 233-0500
GSBC@lambert.com

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